January 8, 2026

Flora Growth Corp.

3406 SW 26th Terrace, Suite C-1

Fort Lauderdale, Florida 33132

Dear Sirs/Mesdames:

RE: FLORA GROWTH CORP.

We have acted as local counsel in Ontario to Flora Growth Corp. (the "Corporation") in connection with:

1. the issue and sale by the Corporation pursuant to a securities purchase agreement (the "Cash PIPE Purchase Agreement") dated September 19, 2025 by and between the Corporation and each purchaser identified on the signature pages thereto of: (i) 116,340 common shares ("Common Shares") in the capital of the Corporation (the "Offered Shares"); (ii) 419,975 pre-funded warrants (the "Cash Pre-funded Warrants"), each to purchase one common share of the Corporation (the "Cash Pre-funded Warrant Shares") at an exercise price of US$0.0001 per Cash Pre-funded Warrant Share; and (iii) 107,252 common share purchase warrants (the "Common Warrants" and together with the Pre-funded Warrants, the "Warrants"), each to purchase one Common Share (the "Warrant Shares") at an exercise price of US$25.19 per Warrant Share (the "Cash PIPE Offering");

2. the issue and sale of 211,380 pre-funded warrants (the "Token Pre-funded Warrants"), each to purchase one common share of the Corporation (the "Token Pre-funded Warrant Shares") at an exercise price of US$0.0001 per Token Pre-Funded Warrant Share, by the Corporation pursuant to a securities purchase agreement (the "Token PIPE Purchase Agreement") dated September 19, 2025 by and between the Corporation and certain purchasers identified on the signature pages thereto(the "Token PIPE Offering"); and

3. the issuance of 111,550 Common Shares (the "Settlement Shares" and together with the Offered Shares, Cash Pre-funded Warrant Shares, Warrant Shares and Token Pre-funded Warrant Shares, the "Securities") pursuant to a note settlement agreement (the "Note Settlement Agreement") dated December 29, 2025, by and between the Corporation and DeFi Development Corp. (the "Note Settlement Offering", together with the Cash PIPE Offering and Token PIPE Offering, the "Offerings").

The resale, from time to time, by each of the purchasers of the Securities in the Offerings (the "Selling Securityholders") of the Securities will be qualified under a registration statement on Form S-3 initially filed with the Securities and Exchange Commission (the "Commission") on January 8, 2026 (such registration statement and all materials incorporated therein by reference being hereinafter referred to as the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of this opinion, we have examined and relied upon, among other things, the following:

(a) an executed copy of the Cash PIPE Purchase Agreement;

(b) an executed copy of the Token PIPE Purchase Agreement;

(c) an executed copy of the Note Settlement Agreement; and

(d) a certificate dated January 8, 2026, of the Chief Financial Officer of the Corporation with respect to certain factual matters and certifying the resolutions passed by the directors of the Corporation authorizing, among other things, the Cash PIPE Purchase Agreement, Token PIPE Purchase Agreement, Note Settlement Agreement and the issuance of the Securities (the "Officer's Certificate").

We have examined originals or copies of the articles and by-laws, as amended, of the Corporation and of such corporate records of the Corporation as we have deemed relevant or necessary as a basis for the opinions expressed herein.

Other than the review of the documents named above in the course of our representation of the Corporation, we have not undertaken any special or independent investigation to determine the existence of such facts or circumstances, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Corporation in this transaction. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public official and officers of the Corporation including, without limitation, the Officer's Certificate.

Assumptions

For purposes of the opinions expressed herein, we have assumed:

(a) the genuineness of all signatures, the legal capacity and signing authority of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies or facsimiles (including commercial reproductions);

(b) the identity and capacity of any person acting or purporting to act as a corporate or public official;

(c) the accuracy and completeness of all information provided to us by public officials, offices of public record or officers of the Corporation and we have assumed that such information is true and correct as at the time when it was provided and continues to be true and correct from such time to the date hereof;

(d) the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer's Certificate);

(e) the representations and warranties of the parties to the Cash PIPE Purchase Agreement, Token PIPE Purchase Agreement and Note Settlement Agreement set forth therein are true and correct and accurate in all respects;

(f) the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

(g) the Offered Shares, Common Warrants, Cash Pre-funded Warrants, Token Pre-funded Warrants and Settlement Shares were offered, issued and sold pursuant to the Cash PIPE Purchase Agreement, Token PIPE Purchase Agreement and Note Settlement Agreement, as applicable, in compliance with applicable United States federal and state securities laws; and

(h) at all material times, there is no effective order, injunction, instrument or similar pronouncement issued by any government, government instrument, authority or agency of any of the provinces of Canada, or court of Canada or the provinces of Canada, that would have the effect of ceasing, preventing or restricting the distribution, trade, issuance, offering, sale or delivery of securities of the Corporation or that affects any person who engages in such a trade.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

Our opinions set forth below are qualified as follows:

(a) Whenever our opinion refers to Offered Shares, Cash Pre-funded Warrant Shares, Warrant Shares, Token Pre-funded Warrant Shares or Settlement Sharees of the Corporation, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Offered Shares Pre-funded Warrant Shares or Warrant Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Offered Shares, Cash Pre-funded Warrant Shares, Token Pre-funded Warrant Shares, Warrant Shares or Settlement Sharees, either in order to complete payment for the Offered Shares, Cash Pre-funded Warrant Shares, Warrant Shares, Token Pre-funded Warrant Shares or Settlement Shares to satisfy claims of creditors or otherwise. No opinion is ex-pressed as to the adequacy of any consideration received for such Offered Shares, Cash Pre-funded Warrant Shares, Warrant Shares, Token Pre-funded Warrant Shares or Settlement Sharees.

(b) We are solicitors qualified to practise law in the Province of Ontario. We express no opinions as to any laws or any matters governed by any laws other than the laws of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

(c) The opinions expressed below are based on legislation and regulations in effect on the date hereof. We have considered such questions of law and examined such statutes, regulations, public and corporate records and certificates of officers of the Corporation and other documents as we have considered appropriate and necessary for the purpose of our opinion. In particular, we have relied as to matters of fact on the Officer's Certificate.

(d) To the extent the Officer's Certificate, and any other certificate or document referenced here-in, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception.

Opinions

Based upon and subject to the qualifications herein expressed, we are of the opinion that:

(a) the Offered Shares have been duly authorized by all necessary corporate action on the part of the Corporation and are validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation;

(b) the Cash Pre-funded Warrant Shares to be issued pursuant to the exercise of the Cash Pre-funded Warrants have been authorized and reserved for issuance and conditionally allotted for issuance to holders of the Cash Pre-funded Warrants and such Cash Pre-funded Warrant Shares will, upon their issuance in accordance with the terms of the Cash Pre-funded Warrants against payment of the exercise price therefor, be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation;

(c) the Warrant Shares to be issued pursuant to the exercise of the Common Warrants have been authorized and reserved for issuance and conditionally allotted for issuance to holders of the Common Warrants and such Warrant Shares will, upon their issuance in accordance with the terms of the Common Warrants against payment of the exercise price therefor, be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation;

(d)  the Token Pre-funded Warrant Shares to be issued pursuant to the exercise of the Token Pre-funded Warrants have been authorized and reserved for issuance and conditionally allotted for issuance to holders of the Token Pre-funded Warrants and such Token Pre-funded Warrant Shares will, upon their issuance in accordance with the terms of the Token Pre-funded Warrants against payment of the exercise price therefor, be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation; and

(e) the Settlement Shares have been duly authorized by all necessary corporate action on the part of the Corporation and are validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

We hereby consent to the reference to our firm's name under the caption "Legal Matters" in the prospectus dated January 8, 2026, filed with the Registration Statement, and the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is solely for the use of the addressee hereof in connection with the transaction noted herein and may not be used or relied upon by any other person or for any other purpose without our prior written consent. This opinion is limited to the matters expressly stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to the contents of the Registration Statement, other than the opinions expressly set forth herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking or obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

(signed) "Fogler, Rubinoff LLP"